Exhibit 99

       Frontier Financial Corporation Announces Record Third Quarter 2004
                   Earnings on Increased Net Interest Margin

    EVERETT, Wash.--(BUSINESS WIRE)--Oct. 18, 2004--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the third quarter ended September 30, 2004. Net income for the third quarter 2004 increased 5.0% to $11.0 million compared with net income of $10.5 million in 2003, primarily as a result of an increase in net interest income for 2004 of $2.3 million, or 9.3%. On a diluted per share basis, third quarter net income for 2004 was $.59 per share compared with $.56 per share in 2003, an increase of 5.4%. Return on average assets and return on average equity were 2.0% and 18.51%, compared to 2.05% and 20.13%, for last year.
    Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "Our loan growth goal for 2004 was in the range of 8% to 11%. We are extremely please to announce that we have already obtained this goal as of September 30, 2004, three months early. Year to date our loan growth is $171.7 million or 9.7%. For the third quarter of 2004 loans increased by $57.4 million, the fifth consecutive quarter of loan growth greater than $50.0 million."
    John Dickson, CEO of Frontier Bank added, "The economy in the Puget Sound region is continuing to improve which has brought growth in all types of loans, especially in the real estate area. Despite the increase in short-term rates in the third quarter, the demand for residential lots still exceeds the supply. The real estate construction and land development loans continue to be a high growth area of our loan portfolio. In addition, our tax equivalent net interest margin increased for the third consecutive quarter due, in part, to our strong year-to-date noninterest bearing deposit growth of $38.3 million or 14.1% which lowered our cost of funds."

    Highlights

    For the third quarter 2004:

    -- Third quarter earnings of $11.0 million, up 5.0% from the third quarter 2003 of $10.5 million.

    -- Fully diluted third quarter earnings per share increased 5.4% to $.59 from $.56.

    -- Tax equivalent net interest margin up to 5.15% in the third quarter from 5.02% and 5.05% for the first and second quarters of 2004, respectively.

    -- Efficiency ratio remains one of the industry's best at 41% for the third quarter.

    -- Return on average equity of 18.51% for the third quarter, compared to 20.13% for third quarter 2003.

    -- Return on average assets of 2.0% for the third quarter, compared to 2.05% for third quarter 2003.

    -- Fifth consecutive quarter of loan growth greater than $50.0 million.

    -- Noninterest bearing deposits up $35.7 million for the third quarter, compared to $21.8 million for the third quarter 2003.

    In addition during the third quarter 2004 we originated $363.5 million in new loans, an increase of $82.5 million, or 29% over third quarter 2003.
    Along with outstanding loan growth, we continue to experience impressive deposit growth. Total deposits have increased $111.2 million from $1.67 billion at September 30, 2003, to $1.78 billion at September 30, 2004, a 6.6% increase. The greatest growth was in noninterest bearing deposits which increased from $274.0 million to $309.7 million for the same time period, a 13.0% increase.

    Asset Quality

    As of September 30, 2004, nonperforming assets were .74% of total assets, down slightly from .75% a year ago, and up from .52% at December 31, 2003. Nonaccruing loans increased to $15.4 million at September 30, 2004, up from $8.0 million at September 30, 2003. This increase was due primarily to one real estate residential loan in the amount of $6.0 million being moved to nonaccrual status. In addition, two nonaccruing loans subsequent to quarter end were paid in full totaling $1.4 million. Continued improvement has been made with reducing other real estate owned from $7.5 million at September 30, 2003, to $1.0 million at September 30, 2004. "We continue to be pleased with our loan quality and ability to work through our nonperforming assets, during this period of strong loan growth," said Lyle Ryan, President of Frontier Bank. Frontier's past due ratio was ..70% of total loans at September 30, 2004.
    During the third quarter, the Corporation provided $1.0 million for loan losses as compared to $.9 million for the third quarter of 2003. The total allowance for loan losses stood at $31.6 million, or 1.62% of total loans outstanding compared to $28.7 million, or 1.67% of total loans outstanding for the same time period last year. Net loan charge offs year to date amounted to $487.0 thousand as compared to $2.1 million for September 30, 2004 and 2003, respectively.

    Third Quarter 2004 Operating Results

    Operating Results

    Net interest income for the quarter was $26.6 million, an increase of $2.2 million, or 9.3%, compared to $24.4 million for the prior year third quarter. Frontier's tax equivalent net interest margin for the third quarter increased to 5.15% in 2004 compared to 5.10% in 2003. The net interest margin for the first and second quarter 2004 was 5.02% and 5.05%, respectively. "The primarily reason for the increase in the net interest margin is due to the Federal Reserve Bank increasing rates twice during the third quarter, each time 25 basis points. Approximately 40% of the Corporation's loans are variable rate and 15% adjustable rate, which reprice within three months to five years depending on the index. The yield on earning assets increased 9 basis points to 6.79% in the third quarter from 6.70% in the second quarter, and the cost of funds increased 6 basis points to 2.11% in the third quarter from 2.05% in the second quarter," stated Dickson.
    Service charge income increased $69 thousand, or 5.9% for the third quarter of 2004. Trust Department and Insurance and Financial Services Department revenues were up $86 thousand and $65 thousand, respectively. Total noninterest income decreased $204 thousand, dropping 5.9% to $3.2 million from $3.4 million, in third quarter 2003. The decrease was primarily related to the origination and sale of mortgages which declined $422 thousand from the third quarter 2003.
    Total noninterest expense increased $1.1 million to $12.3 million, up 9.4%, for the quarter ending September 30, 2004, compared with the same period last year. Salaries and employee benefits increased $1.0 million. During the past year, the number of employees increased by 6.3%.

    Performance Ratios

    The annualized return on average assets for the third quarter was 2.00% compared to 2.05% in 2003. The annualized return on average shareowners' equity was 18.51% in 2004 and 20.13% in 2003. Frontier's efficiency ratio for 2004 was 41% compared to 40% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 55% as of December 31, 2003. Dickson stated, "We are pleased with the efficiency ratio as we are investing in the infrastructure for future growth. However, we anticipate that this may increase in the future due to the continued investment in our infrastructure, along with additional costs related to compliance with Sarbanes-Oxley Section 404."

    Balance Sheet and Capital Management

    At September 30, 2004, Frontier's total assets were $2.23 billion, and deposits totaled $1.78 billion, an increase of 8.4% and 6.6% respectively, compared to the prior year. Net loans of $1.91 billion and investments of $153.2 million reflected an increase of 13.1% and a decrease of 30.9%, respectively.
    The capital of the Corporation at September 30, 2004, was $241.9 million, up from $213.1 million a year ago, or an increase of 13.5%. Frontier began paying cash dividends to shareowners in 1999 and most recently approved a fourth stock repurchase plan in September 2004. There have been no shares repurchased since April 2003. Average quarterly diluted shares totaled 18,752,550 for 2004 versus 18,619,111 for 2003. Clementz stated, "The previously announced fourth quarter 2004 cash dividend of $.20 per share, representing our 20th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, October 25, 2004."
    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.
    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2003 Form 10-K.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands,
 except for per
 share amounts)       Three Months Ended         Nine Months Ended
------------------ ------------------------- -------------------------
                      Sept.30,    Sept. 30,    Sept. 30,    Sept. 30,
                        2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
INTEREST INCOME
 Interest and fees
  on loans         $    33,744  $    31,226  $    97,206  $    95,301
 Interest on
  investments            1,612        2,264        5,446        6,249
                    -----------  -----------  -----------  -----------
  Total interest
   income               35,356       33,490      102,652      101,550
                    -----------  -----------  -----------  -----------
INTEREST EXPENSE
 Interest on
  deposits               6,571        7,173       19,213       23,268
 Interest on
  borrowed funds         2,141        1,937        6,347        5,864
                    -----------  -----------  -----------  -----------
  Total interest
   expense               8,712        9,110       25,560       29,132
                    -----------  -----------  -----------  -----------
Net interest
 income                 26,644       24,380       77,092       72,418
                    -----------  -----------  -----------  -----------
PROVISION FOR LOAN
 LOSSES                 (1,000)        (850)      (2,500)      (2,600)
                    -----------  -----------  -----------  -----------
Net interest
 income after
 provision for loan
 losses                 25,644       23,530       74,592       69,818
                    -----------  -----------  -----------  -----------

NONINTEREST INCOME
 Gain on sale of
  securities                10           99           27          190
 Gain on sale of
  secondary
  mortgage loans           200          622          736        1,785
 Service charges
  on deposit
  accounts               1,238        1,169        3,771        3,354
 Other noninterest
  income                 1,788        1,550        5,414        4,404
                    -----------  -----------  -----------  -----------
  Total
   noninterest
   income                3,236        3,440        9,948        9,733
                    -----------  -----------  -----------  -----------

NONINTEREST
 EXPENSE
 Salaries and
  employee
  benefits               8,056        7,142       23,463       20,916
 Occupancy expense       1,618        1,499        5,230        4,684
 State business
  taxes                    438          446        1,306        1,387
 Other noninterest
  expense                2,237        2,198        6,741        6,714
                    -----------  -----------  -----------  -----------
  Total
   noninterest
   expense              12,349       11,285       36,740       33,701
                    -----------  -----------  -----------  -----------
INCOME BEFORE
 INCOME TAX             16,531       15,685       47,800       45,850

PROVISION FOR
 INCOME TAX             (5,534)      (5,208)     (16,214)     (15,564)
                    -----------  -----------  -----------  -----------
  NET INCOME       $    10,997  $    10,477  $    31,586  $    30,286
                    ===========  ===========  ===========  ===========
Weighted average
 number of shares
 outstanding for
 the period         18,635,445   18,505,346   18,618,199   18,561,698
Basic earnings per
 share             $      0.59  $      0.57  $      1.70  $      1.63
                    ===========  ===========  ===========  ===========
Weighted average
 number of diluted
 shares
 outstanding for
 period             18,752,550   18,619,111   18,731,188   18,648,682
Diluted earnings
 per share         $      0.59  $      0.56  $      1.69  $      1.62
                    ===========  ===========  ===========  ===========

Efficiency ratio            41%          40%          42%          41%
Return on average
 assets                   2.00%        2.05%        1.96%        2.02%
Return on average
 equity                  18.51%       20.13%       18.29%       19.93%
Net interest
 margin                   5.11%        5.05%        5.04%        5.11%
TE Effect                 0.04%        0.05%        0.03%        0.05%
                    -----------  -----------  -----------  -----------
(a) TE Net interest
 margin                   5.15%        5.10%        5.07%        5.16%
                    ===========  ===========  ===========  ===========

    (a) Tax equivalent is a nonGAAP performance measurement used by management in operating the business, in which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes.

            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except shares)
-----------------------------------
                                  Sept. 30,     Dec. 31,    Sept. 30,
ASSETS                               2004         2003         2003
                                 -----------  -----------  -----------
Cash & due from banks           $    77,357  $    74,552  $    72,000
Federal funds sold                   22,656            8        3,049
Securities:
   Available for sale-fair
    value                           142,664      175,726      199,320
   Held to maturity-amortized
    cost                             10,515       12,189       22,212
                                 -----------  -----------  -----------
           Total securities         153,179      187,915      221,532

Loans receivable:
  Held for sale, fair value
   $3,428, $1,984, and $4,273         3,382        1,953        4,151
  Held for portfolio, net of
   unearned income                1,940,055    1,769,763    1,715,172
  Less allowance for loan
   losses                           (31,569)     (29,556)     (28,678)
                                 -----------  -----------  -----------
           Net loans              1,911,868    1,742,160    1,690,645
Premises & equipment, net            29,475       28,756       26,859
Other real estate owned               1,013        4,162        7,544
Intangible assets                     6,476        6,476        6,476
Bank owned life insurance            17,220       16,653       16,634
Other assets                         13,806       14,711       15,167
                                 -----------  -----------  -----------
   TOTAL ASSETS                 $ 2,233,050  $ 2,075,393  $ 2,059,906
                                 ===========  ===========  ===========
LIABILITIES
Deposits:
  Noninterest bearing           $   309,679  $   271,389  $   274,021
  Interest bearing                1,474,758    1,395,628    1,399,232
                                 -----------  -----------  -----------
   Total deposits                 1,784,437    1,667,017    1,673,253

Federal funds purchased and
 securities sold under
 repurchase agreements                8,762       10,015       10,744
Federal Home Loan Bank advances     185,092      170,104      150,108
Other liabilities                    12,868        8,851       12,678
                                 -----------  -----------  -----------
   TOTAL LIABILITIES              1,991,159    1,855,987    1,846,783
                                 -----------  -----------  -----------
SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized      121,093      118,693      118,030
Retained earnings                   117,904       97,221       91,333

Accumulated other comprehensive
 income, net of tax effect            2,894        3,492        3,760
                                 -----------  -----------  -----------
   TOTAL SHAREOWNERS' EQUITY        241,891      219,406      213,123
                                 -----------  -----------  -----------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY            $ 2,233,050  $ 2,075,393  $ 2,059,906
                                 ===========  ===========  ===========
Shares outstanding at end of
 period                          18,646,764   18,550,060   18,516,734

Book value                            12.97  $     11.83  $     11.51
Tangible book value                   12.62        11.48        11.16




    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson or Lyle Ryan, 425-514-0700